Exhibit 10.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (including all exhibits and schedules, this “Agreement”) is made and entered into as of May 29, 2020 by and among NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), NexPoint Real Estate Finance Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and the entities listed under Contributor on Schedule A (the “Contributors”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A.

RECITALS

WHEREAS, the Contributors own membership interests (the “Interests”) in NexPoint Buffalo Pointe Holdings, LLC, a Delaware limited liability company (“Buffalo Pointe”); and

WHEREAS, the Contributors desire to transfer all of their Interests in Buffalo Pointe to the Operating Partnership (the “Contribution”). The Contributors will receive units of the Operating Partnership (“OP Units”) in connection with the Contribution.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

CONTRIBUTION OF INTERESTS

1.1 Contribution Transaction. At the Closing (as defined below), the Contributors shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall assume, free and clear of all Liens, except as provided below in Section 1.3, all of the Contributors’ right, title and interest in and to the Interests and the obligations with respect thereto. The contribution of the Interests shall be evidenced by the Transfer Documents (as defined below).

1.2 Consideration for the Interests. The Contributors will receive OP units as set forth on Schedule B for their contribution of the Interests to the Operating Partnership.

1.3 Existing Loans. As of the date hereof, the properties owned by Buffalo Pointe are encumbered by liens, assignments and security interests securing the indebtedness under the loan documents set forth on Schedule C (collectively, the “Existing Loan Documents”; the loans evidenced by the Existing Loan Documents, the “Existing Loans”; and the lenders of the Existing Loans, the “Existing Lenders”). The properties owned by Buffalo Pointe will continue to be subject to the Existing Loans and Existing Loan Documents after Closing.

1.4 Company Limitations. Upon the exercise of a Redemption Right (as such term is defined in the partnership agreement of the Operating Partnership in effect as of the date hereof) by any of the Contributors in connection with the OP Units granted under this Agreement, the Company agrees that it will be prohibited from issuing REIT Shares (as such term is defined in the partnership agreement of the Operating Partnership in effect as of the date hereof) to such Contributors, until the stockholders of the Company have approved the issuance of REIT Shares to the Contributors. The Company agrees that it will also be prohibited from permitting any of the Contributors to exercise a Redemption Right in connection with the OP Units granted under this Agreement before such time as the OP Units granted under this Agreement have been outstanding for one year.

ARTICLE 2

CLOSING

2.1 Conditions Precedent.

(a) The obligations of the Company and the Operating Partnership to effect the transactions contemplated hereby shall be subject to each of the following conditions:

(i) the delivery of good, marketable title to the Contributors’ Interests to the Operating Partnership on or prior to the Closing Date (as defined below);

(ii) the representations and warranties of the Contributors contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(iii) each obligation of the Contributors contained in this Agreement shall have been duly performed on or before the Closing Date, and each of the Contributors shall not have materially breached any of the covenants contained herein;

(iv) concurrently with the Closing, the Contributors shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 2.3(a);

(v) all necessary consents or approvals of governmental authorities or third parties, including the Existing Lenders, to the consummation of the transactions contemplated herein shall have been obtained, but only to the extent such consents or approvals are the responsibility of the Contributors in the context of this Agreement; and

(vi) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending.

In the event the foregoing conditions precedent have not been satisfied as of the Closing, the Company and the Operating Partnership may either: (a) waive such conditions precedent and proceed to Closing in accordance with the terms and provisions hereof; (b) terminate this Agreement, and upon such termination, all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein, or (c) extend the date for Closing for up to 30 days (and the Contributors’ failure to satisfy the terms and conditions of this Agreement by such extended closing schedule shall create a further right to terminate this Agreement and the parties hereto shall have the rights and obligations described in the immediately preceding (a) and (b) with respect to such termination).

(b) The obligations of the Contributors to effect the transactions contemplated hereby shall be subject to the following conditions:

(i) the representations and warranties of the Company and the Operating Partnership contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(ii) each obligation of the Company and the Operating Partnership contained in this Agreement shall have been duly performed on or before the Closing Date, and each of the Company and the Operating Partnership shall not have materially breached any of its covenants contained herein;

(iii) concurrently with the Closing, the Company and the Operating Partnership and their assignee shall have executed and delivered the documents required to be delivered pursuant to Section 2.3(b);

(iv) all necessary consents or approvals of governmental authorities or third parties, including the Existing Lenders, to the consummation of the transactions contemplated herein shall have been obtained, but only to the extent such consents or approvals are the responsibility of the Company and the Operating Partnership in the context of this Agreement; and

(v) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction, Governmental Authority or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending.

In the event the foregoing conditions precedent have not been satisfied as of the Closing, the Contributors may either: (a) waive such conditions precedent and proceed to Closing in accordance with the terms and provisions hereof; (b) terminate this Agreement, and upon such termination, all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein, or (c) extend the date for Closing for up to 30 days (and the failure to satisfy the terms and conditions of this Agreement by the Company and the Operating Partnership by such extended closing schedule shall create a further right to terminate this Agreement and the parties hereto shall have the rights and obligations described in the immediately preceding (a) and (b) with respect to such termination).

2.2 Date, Time and Place of Closing. The date, time and place of the closing of the transactions contemplated hereunder shall be on or before May 29, 2020 at 5:00 p.m. Central time, subject to any extension pursuant to Section 2.1 above (the “Closing” or “Closing Date”). If the transfer of any of the Interests at Closing causes a breach of, constitutes a default under or with the passage of time or notice would cause a breach of or constitute a default under any of the Existing Loan Documents, the transfer of such Interests will be delayed until the necessary consents or approvals are received.

2.3 Closing Deliveries.

(a) At Closing, the Contributors shall deliver, or shall cause to be delivered, the following:

(i) all Transfer Documents for the conveyance of the Contributors’ Interests. “Transfer Documents” shall mean an assignment of any certificate evidencing a Contributor’s Interests or other assignment document to effectuate the transfer of a Contributor’s Interests, and any other documents necessary to effectuate the conveyance of a Contributor’s Interests, including any transfer tax forms, FIRPTA certificates and amendments to Buffalo Pointe’s governing documents to effectuate the removal of the Contributors and the substitution of the Operating Partnership as members of Buffalo Pointe.

(ii) an investor representation letter, in the form set forth on Exhibit B, executed by each entity receiving OP Units;

(iii) all books and records, bank accounts, title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes, or other indicia of ownership with respect to Buffalo Pointe which are in the Contributors’ possession or which can be obtained through the Contributors’ reasonable efforts; and

(iv) such other instruments as are reasonably required for Closing in accordance with the terms hereof.

(b) At Closing, the Company and the Operating Partnership shall deliver or file, or shall cause to be delivered or filed, the following:

(i) any necessary counterpart signatures to the Transfer Documents; and

(ii) such other instruments as are reasonably required for Closing in accordance with the terms hereof.

2.4 Closing Costs. Each of Contributors and the Company shall pay the fees and expenses of any counsel representing such party in connection with the transaction contemplated by this Agreement. All other costs and expenses incident to the transaction contemplated by this Agreement and the Closing shall be paid by the party incurring same.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES, RELEASES AND INDEMNITIES

3.1 Representations and Warranties of the Company and the Operating Partnership. Each of the Company and the Operating Partnership hereby represents and warrants to the statements set forth on Schedule D to the Contributors as of the date hereof and as of the Closing Date.

3.2 Representations and Warranties of the Contributors. Each of the Contributors hereby represents and warrants to the statements set forth on Schedule E to the Company and the Operating Partnership as of the date hereof and as of the Closing Date. For purposes of Schedule E, “Contributors’ knowledge” is defined as the actual knowledge, without investigation, of Matt McGraner.

3.3 Survival; Limitations.

(a) The representations and warranties of each of the parties will survive the Closing for 12 months following the Closing Date (the “Survival Date”).

(b) As to any claim by the Company or the Operating Partnership against one or more of the Contributors for breach of a representation or warranty made hereunder, the Company or the Operating Partnership must: (i) notify the Contributor(s) of the existence of the claim in question prior to the Survival Date, which notification (“Claim Notice”) shall contain a description of the nature of the claim or the facts, circumstances, conditions or events then known to the Company or the Operating Partnership which give rise to the claim in question; and (ii) institute legal proceedings in a court of competent jurisdiction within 60 days after the Survival Date (“Judicial Proceedings Date”). If a Claim Notice is not delivered by the Company or the Operating Partnership to the Contributor(s) on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date, then such claim shall be deemed to have been waived by the Company and the Operating Partnership and rendered null and void and of no further force or effect. The Contributors’ total liability in the aggregate for all claims shall not exceed $1,000,000. The Contributors shall not be liable for any claim(s) which, when taken in the aggregate with all other Claims timely asserted, do(es) not exceed $50,000.

3.4 General Release. As of the Closing, the Contributors irrevocably waive, release and forever discharge the Company, the Operating Partnership, Buffalo Pointe and the properties which Buffalo Pointe owns and their affiliates, partners, agents, attorneys, successors and assigns of and from, any and all charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever (collectively, “Contributors Claims”), known or unknown, suspected or unsuspected, arising out of or relating to any of the Company, the Operating Partnership, Buffalo Pointe, the properties which Buffalo Pointe owns or any other matter which exists at the Closing, except for claims arising from the breach of any representation, warranty, covenant or obligation by the Company or the Operating Partnership under this Agreement or any agreement contemplated hereby.

3.5 Indemnification.

(a) Subject to Section 3.3, the Company and the Operating Partnership shall indemnify and hold harmless the Contributors and the Contributors’ partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates (each, an “Indemnified Contributor Party”) from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with any breach of a representation or warranty or covenant or other agreement of the Company contained in this Agreement. Notwithstanding anything contained herein to the contrary, no Indemnified Contributor Party shall have the right to receive or recover special, compensatory or punitive damages against the Company and the Operating Partnership and hereby waives any and all rights to receive such special, compensatory or punitive damages.

(b) Subject to Section 3.3, the Contributors shall indemnify and hold harmless the Company and the Operating Partnership and each of its partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates (collectively, the “Indemnified Company and OP Parties,” each, an “Indemnified Company and OP Party”) from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Company and OP Party in connection with any breach of a representation or warranty or covenant or other agreement of the Contributors contained in this Agreement. Notwithstanding anything contained herein to the contrary, no Indemnified Company and OP Party shall have the right to receive or recover special, compensatory or punitive damages against the Contributors and hereby waives any and all rights to receive such special, compensatory or punitive damages.

ARTICLE 4

COVENANTS OF CONTRIBUTOR

4.1 Covenants.

(a) From the date hereof through the Closing Date, the Contributors shall, conduct and operate the Buffalo Pointe and its properties in the ordinary course of business, consistent with past practice, and shall, to the extent within its control, not, without the prior written consent of the Company and the Operating Partnership:

(i) sell or transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of, its Interests;

(ii) mortgage, pledge or encumber (or permit to become encumbered) Buffalo Pointe, Buffalo Pointe’s properties or its Interests;

(iii) enter into any material transaction not in the ordinary course of business of the operation of Buffalo Pointe or its properties;

(iv) terminate or amend any existing insurance policies affecting Buffalo Pointe or its properties that results in a material reduction in insurance coverage;

(v) knowingly cause or permit Buffalo Pointe or its properties to violate or fail to use commercially reasonable efforts to cure any violation of any applicable Laws; or

(vi) take any action that would render any of its representations or warranties set forth herein untrue, incomplete or misleading in any material respect.

(b) Subject to Section 2.1 hereof, the Contributors shall use commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties, Governmental Authorities and agencies required to permit it to effect the transactions contemplated by this Agreement.

(c) [Reserved.]

(d) The Contributors shall take any and all actions necessary in order to comply with the provisions of any transfer tax laws and regulations applicable to this Agreement or the conveyance of its Interests, including the payment of any transfer tax which may be determined to be due in respect of such Interests under any such law or regulation and the preparation, execution and filing of any and all affidavits and questionnaires required by any such law or regulation. The Contributors shall pay any such tax which may be determined to be due under any such law or regulation.

ARTICLE 5

TAX MATTERS

5.1 [Reserved.]

5.2 [Reserved.]

ARTICLE 6

MISCELLANEOUS

6.1 Notice. All notices, demands and requests which may be given or which are required to be given by any party to another, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective: (a) on the date personally delivered to the intended recipient’s address below, as evidenced by written receipt therefor, whether or not actually received by the Person to whom addressed; (b) on the 3rd Business Day after being sent, by certified or registered United States Postal Service mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the 1st Business Day after being deposited into the custody of a nationally recognized overnight delivery service such as FedEx or UPS, addressed to the intended recipient at the address specified below; or (d) on the same day as delivered by electronic mail pursuant to the email addresses below (for the Company and the Operating Partnership) or on the signature pages (for the Contributors). For purposes of this Section 6.1, the addresses of the parties for all notices are as set forth below (unless changed by similar notice in writing given by the particular Person whose address is to be changed).

To the Company and/or Operating Partnership:

Brian Mitts

300 Crescent Court, Suite 700

Dallas, Texas 75201

Email: bmitts@nexpointsecurities.com

To a Contributor:

As set forth on that Contributor’s Investor Representation Letter.

6.2 Further Assurances. The Contributors shall take such other actions and execute and deliver such additional documents following the Closing as the Company and the Operating Partnership may reasonably request in order to effect the transactions contemplated hereby (subject to the Contributors’ reasonable approval as to the form and substance of such documents).

6.3 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile and/or scanned and emailed, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to the principles of conflict of laws.

6.5 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

6.6 Entire Agreement. This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect.

6.8 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

6.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

6.10 Survival. The provisions of Section 1.4 of this Agreement will survive Closing and will remain in effect until such provisions are no longer applicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

COMPANY:

NEXPOINT REAL ESTATE FINANCE, INC., a Maryland corporation

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive Vice President-Finance, Secretary and Treasurer

OPERATING PARTNERSHIP:

NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive Vice President-Finance, Secretary and Treasurer

[Contribution Agreement]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

CONTRIBUTORS:

THE DUGABOY INVESTMENT TRUST

By:	/s/ Nancy Dondero
Name:	Nancy Dondero
Title:	Family Trustee

TWENTYSIX INVESTMENT TRUST

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	Trustee

HIGHLAND CAPITAL MANAGEMENT REAL ESTATE HOLDINGS II, LLC, a Nevada limited liability company

By:	CEV Holdings, LLC, its manager

	By:	/s/ Matt DiOrio
	Name:	Matt DiOrio
	Title:	Manager

[Contribution Agreement]

EXHIBIT A

DEFINITIONS

“Business Day” shall mean a day on which commercial banks are not authorized or not required by applicable law to close in New York.

“Code” shall mean the Internal Revenue Code of 1986.

“Governmental Authority” shall mean any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi- governmental unit (federal, state, county, township, district, municipal, city, departmental or otherwise) whether now or hereafter in existence.

“Laws” shall mean all laws, statutes, ordinances, codes, rules, decrees and regulations of the United States of America or any state, commonwealth, city, county, township, municipality or department or agency thereof, or of any other Governmental Authority.

“Liens” means all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, escheat, alternative or add -on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any liability for any of the foregoing arising as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any tax sharing, tax indemnity, or other agreement or arrangement.

A-1

EXHIBIT B

FORM OF INVESTOR REPRESENTATION LETTER

NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance Operating Partnership, LP.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attention: Matt McGraner (mmcgraner@nexpointadvisors.com)

In connection with the acquisition by the undersigned (the “Investor”) of the limited partnership units of NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), which may be redeemed for shares of common stock (together with the OP units, the “Securities”) of NexPoint Real Estate Finance, Inc. (the “Company”) pursuant to the terms of the OP partnership agreement, the Investor hereby certifies to the Company and the OP, as of the date indicated on the signature page below, as follows:

1.	The Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”).

2.

The Investor has such knowledge and experience in financial, business and investment matters that it is capable of evaluating the merits and risks of acquiring the Securities, and it has the ability to bear the economic risk of investment in the Securities.

3.	The Purchaser is acquiring the Securities for its own account and not with a view to their distribution.

4.	The Securities were offered to the Investor without the use of general advertising or a general solicitation (within the meaning of Rule 502(c) under the Securities Act).

5.

The Investor understands that the Securities have not been registered under the Securities Act or any applicable state securities laws and may not be sold or transferred in the absence of an effective registration statement under the Securities Act or an available exemption from registration thereunder.

6.	The Investor acknowledges that a notation will be affixed to the certificate or book entry designation representing the Investor’s Securities substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

7.

Either (a) no portion of the assets used by the Investor to acquire or hold the Securities constitutes the assets of any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) plan, individual retirement account or other arrangement to which Section 4975 of the Internal Revenue Code of 1986 (the “Code”) applies, (iii) entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in such entity, or (iv) governmental plan (as defined in Section 3(32) of ERISA), church plan (as defined in Section 3(33) of ERISA) that has not made an election under Section 410(d) of the Code, or non-U.S. plan, or (b) the acquisition and holding of the Securities by the Investor will not constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or a similar violation under any federal, state, local, non-U.S. or other laws, rules or regulations that regulate a governmental plan, church plan or non-U.S. plan’s investment in the Securities.

The Investor understands that the Company, OP and/or its counsel will be relying on this letter of representation on or after the date hereof.

Signature Page to Investor Representation Letter

Very truly yours,

Investor

Name of Investor

By:
Name:
Title:

cc:	Winston & Strawn LLP
2121 North Pearl Street, Suite 900
Dallas, Texas 75201
Attention: Charles Haag (chaag@winston.com)

Date:

Address of Investor:

Telephone Number of Investor:

Facsimile Number of Investor:

Email Address of Investor:

Contact Person at Investor:

SCHEDULE A

CONTRIBUTION DETAILS

Contributor	Interests
The Dugaboy Investment Trust	70% Preferred Membership Interests
TwentySix Investment Trust	25% Preferred Membership Interests
Highland Capital Management Real Estate Partners II, LLC	5% Preferred Membership Interests

Schedule A - 1

SCHEDULE B

CONSIDERATION

Contributor	Consideration
The Dugaboy Investment Trust	395,033.86 OP Units
TwentySix Investment Trust	141,083.52 OP Units
Highland Capital Management Real Estate Partners II, LLC	28,216.70 OP Units

Schedule B - 1

SCHEDULE C

LOAN DOCUMENTS

1.

Multifamily Loan and Security Agreement, dated May 1, 2020, in the original principal amount of $37,000,000, made by Jones Lang LaSalle Multifamily, LLC, a Delaware limited liability company, to NexPoint Buffalo Pointe, LLC, a Delaware limited liability company and wholly owned subsidiary of Buffalo Pointe.

Schedule C - 1

SCHEDULE D

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE OPERATING PARTNERSHIP

(a) Organization; Authority. It has been duly organized or formed, as applicable, and is validly existing under the laws of the state of its organization or formation, as applicable, and has all requisite corporate or limited partnership power, as applicable, and authority to enter this Agreement and all agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby, and the requisite approval of such transactions. The persons and entities executing this Agreement on its behalf have, and the persons and entities that will execute all agreements contemplated hereby on its behalf will have, the power and authority to enter into this Agreement or such other contemplated agreements, as applicable.

(b) Due Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action. This Agreement and each agreement, document and instrument executed and delivered by or on its behalf pursuant to this Agreement constitutes, or when executed and delivered will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Non-Contravention and Consent. The execution, delivery and performance of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable Laws, its organizational documents, or any agreement or other instrument binding upon it or any applicable Laws, judgment, order or decree of any governmental body, agency or court having jurisdiction over it, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance of its obligations under this Agreement and all other agreements contemplated hereby.

(d) No Brokers. It has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of the Contributors to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(e) Consents and Approvals. No consent, waiver, approval or authorization of any third party, including any Governmental Authority, is required to be obtained by it in connection with the execution, delivery and performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby.

(f) No Violation. None of the execution, delivery or performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, contravene, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, cancellation or amendment of (i) its organizational documents, (ii) any material agreement, document or instrument to which it is a party or by which it or any of its assets or properties are bound or (iii) to its knowledge, any applicable Law, or term or provision of any judgment, order, writ, injunction, or decree of any Governmental Authority or regulatory authority, which is binding on it or by which it or any of its respective assets or properties are bound or subject.

Schedule D - 1

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

(a) Organization, Power and Authority. It is duly organized or formed, as applicable, validly existing and in good standing under the laws of its state of organization or formation, as applicable, with full power and authority to execute, deliver and perform this Agreement, the Transfer Documents and all other documents required to be delivered at Closing (together with the Transfer Documents, the “Closing Documents”).

(b) Binding Agreement. The execution, delivery and performance of this Agreement, and each of the Closing Documents to which it is a party, has been duly and validly authorized by all necessary action (including any necessary approvals of the equity holders of the Contributors) on its part. This Agreement has been, and the Closing Documents, as applicable, will be duly executed and delivered by it. This Agreement constitutes, and when so executed and delivered the Closing Documents, as applicable, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) No Violation. None of the execution, delivery or performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, contravene, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, cancellation or amendment of (i) its organizational documents, (ii) any material agreement, document or instrument to which Buffalo Pointe or its properties are a party or by which it, Buffalo Pointe or its properties or any of their assets or properties are bound or (iii) to its knowledge, any applicable Law, or term or provision of any judgment, order, writ, injunction, or decree of any Governmental Authority or regulatory authority, which is binding on it or by which it or any of its respective assets or properties are bound or subject.

(d) Title to Interests. It owns good title to the Interests free and clear of all Liens, claims and encumbrances, except for any Liens created by the existing Loan Documents. There are no outstanding agreements (written or oral) pursuant to which it has agreed to sell or has granted an option, call or right of first refusal or first or last offer to purchase its Interests except as set forth in Buffalo Pointe’s governing documents.

(e) Third Party Consents and Approval. Except for the Existing Lenders, if any, no approval, consent, waiver, filing, registration or qualification of or with any third party, including, but not limited to, any Governmental Authority is required to be made, obtained or given for the execution, delivery and performance of this Agreement.

(f) No Bankruptcy. It is not in the hands of a receiver; it has not filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors’ relief has been entered with respect to it.

(g) No Brokers. Neither it nor any of its respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any person or firm that will result in the obligation of the Company, the Operating Partnership or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(h) Non-Foreign Status. It is not a foreign person for purposes of Section 1445(a) of the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

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(i) Buffalo Pointe Agreement. The limited liability company agreement of Buffalo Pointe (the “Buffalo Pointe Agreement”) is in full force and effect. There are no defaults under the Buffalo Pointe Agreement and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Buffalo Pointe Agreement. All capital contributions and other sums due and payable under the Buffalo Pointe Agreement have been paid in full. No party under the Buffalo Pointe Agreement has commenced any action or has given or received any notice for the purpose of terminating the Buffalo Pointe Agreement.

(j) Litigation. To Contributors’ knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Buffalo Pointe or its properties, which actions, suits or proceedings, if determined against Buffalo Pointe or its properties, might materially adversely affect the condition (financial or otherwise) or business of Buffalo Pointe or its properties.

(k) Compliance With Law. To Contributors’ knowledge, Buffalo Pointe and the properties which it owns comply in all material respects with all applicable Laws, including, without limitation, all environmental laws, building and zoning ordinances and codes. Neither Buffalo Pointe or its properties, is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

(l) Change in Facts or Circumstances. To Contributors’ knowledge, all information submitted by Buffalo Pointe and its properties to the Company and the Operating Partnership in the ordinary course of business and in all financial statements, rent rolls, reports, certificates and other documents submitted to the Company and the Operating Partnership in the ordinary course of business are accurate, complete and correct in all material respects. To Contributors’ knowledge, Buffalo Pointe and its properties have provided to the Company and the Operating Partnership the financial statements of Buffalo Pointe and its properties as of and for the most recent quarter end. To Contributors’ knowledge, Buffalo Pointe and its properties have provided to the Company and the Operating Partnership the rent rolls for the properties which Buffalo Pointe owns as of the most recent month end. To Contributors’ knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the properties Buffalo Pointe owns. To Contributors’ knowledge, it has disclosed to the Company and the Operating Partnership all material facts and has not failed to disclose any material fact that could cause any information described in this representation or warranty materially misleading.

(m) Insurance. To Contributors’ knowledge, Buffalo Pointe and its properties now have in force normal and customary insurance policies. Neither Buffalo Pointe nor its properties have received any written notice of cancellation or non-renewal with respect to, or disallowance of any claim for any matter under its insurance policies. To Contributors’ knowledge, neither Buffalo Pointe nor its properties have been refused any insurance nor has the coverage of Buffalo Pointe or its properties been limited by any insurance carrier to which either of them has applied for insurance or with which either of them has carried insurance during the last five years (or any shorter period of time, as the case may be, in which it has held an interest in Buffalo Pointe or its properties).

(n) Conduct of Business. To Contributors’ knowledge, Buffalo Pointe and its properties have all the certificates, licenses and permits which are required for the lawful ownership, use, occupancy, operation, maintenance or other conduct of its business. To Contributors’ knowledge, Buffalo Pointe and its properties have not incurred any liabilities or entered into any material leases, loans or other agreements since the last balance sheet date except as previously disclosed to the Company and the Operating Partnership or which were incurred in the ordinary course of the business of Buffalo Pointe or its properties. To Contributors’ knowledge, none of the employees at Buffalo Pointe or its properties are employed by

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Buffalo Pointe or its properties. To Contributors’ knowledge, all such employees are employed by it or its affiliates. To Contributors’ knowledge, none of Buffalo Pointe or the properties Buffalo Pointe owns now has, and at no time ever had, any employees.

(o) Taxes.

(i) No Contributor has any liability for unpaid Taxes that are or could become an encumbrance on the Interests or any asset of Buffalo Pointe, and to Contributors’ knowledge there are no liens for Taxes on the assets and properties of Buffalo Pointe, except in either case, liens for current Taxes not yet due and payable.

(ii) To Contributors’ knowledge, Buffalo Pointe has filed all federal, state and local Tax returns required by law, which returns are complete and accurate in all material respects. To Contributors’ knowledge, Buffalo Pointe has timely paid all Taxes that are due and payable for all Tax periods, whether or not shown on any return. To Contributors’ knowledge, Buffalo Pointe has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other third party, and has complied in all material respects with all laws relating to the payment, reporting and withholding of Taxes.

(iii) To Contributors’ knowledge, there are no existing or, to the knowledge of the Contributors, proposed penalty, interest or deficiency assessments in respect to any Tax returns filed by Buffalo Pointe.

(iv) To Contributors’ knowledge, Buffalo Pointe (a) has not waived any statute of limitations in respect of income Taxes or agreed to any extension of time for the assessment of any Tax, (b) is not currently under audit or investigation by any Taxing authority, and (c) has not received written notice of any actual or proposed deficiencies or assessments for Taxes. To Contributors’ knowledge, no claim has ever been made by a governmental entity in a jurisdiction in which Buffalo Pointe does not file a Tax return that it or any of its interest holders is or may be subject to Tax by that jurisdiction.

(v) To Contributors’ knowledge, Buffalo Pointe has not participated in a listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).

(vi) To Contributors’ knowledge, Buffalo Pointe has been properly classified as a partnership for federal, state and local income tax purposes at all times since its formation. To Contributors’ knowledge, Buffalo Pointe has never made an election to be classified as an association taxable as a corporation for federal income tax purposes.

(vii) To Contributors’ knowledge, Buffalo Pointe does not hold, or has not held, equity interests in any entity that is classified as a corporation for federal income tax purposes.

(viii) To Contributors’ knowledge, Buffalo Pointe is not the beneficiary of any tax holiday or other tax incentive, including any property tax reduction or exemption, that would terminate or be subject to recapture or clawback by reason of the transactions contemplated hereby.

(ix) To Contributors’ knowledge, no asset of Buffalo Pointe is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of Buffalo Pointe has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).

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